EXHIBIT 1.01

Teradata Corporation
Conflict Minerals Report
For the Year Ended December 31, 2023

This Conflict Minerals Report (this “Report”) has been prepared by Teradata Corporation (“Teradata”) pursuant to Rule 13p-1 under the Securities Exchange Act of 1934, as amended (the “Conflict Minerals Rule”), for the reporting period January 1 to December 31, 2023.

“Conflict Minerals” include gold, tin, tantalum, and tungsten (collectively, the “Conflict Minerals” or “3TG”).

Teradata conducted due diligence on the origin, source and chain of custody of the Conflict Minerals that were necessary to the functionality or production of the products (“Necessary Conflict Minerals”) that it contracted to manufacture, for which manufacturing was completed during 2023, to ascertain whether these Conflict Minerals originated in the Democratic Republic of Congo or an adjoining country and financed or benefited Armed Groups (as defined in Section 1, Item 1.01(d)(2) of Form SD) in any of these countries. Teradata’s due diligence undertakings are described in this Report.

When this Report uses the term “conflict-free” it means the applicable Conflict Minerals, smelters, or refiners (“SORs”) that have been verified as complying with the Responsible Minerals Initiative’s (“RMI”) Responsible Minerals Assurance Process (“RMAP”), or an equivalent third-party audit program. When this Report uses the terms the “Covered Countries,” “DRC” or “DRC Region” it means the Democratic Republic of the Congo and adjoining countries, including Angola, Burundi, Central African Republic, Republic of the Congo, Rwanda, South Sudan, Tanzania, Uganda and Zambia.

1.Company Overview

At Teradata Corporation ("we," "us," "Teradata," or the "Company"), we believe that people thrive when empowered with trusted information. We are focused on helping organizations improve business performance, enrich customer experiences, and integrate data across the enterprise. As such, we strive to innovate and deliver trusted solutions for their toughest data and analytics challenges. That is why we built our open and connected cloud analytics and data platform for artificial intelligence ("AI"). With our Teradata Vantage platform, underpinned by our extensive patented workload management optimization, we are well positioned to help enterprises solve business problems and deliver business breakthroughs with its capabilities to provide harmonized data, trusted AI, and faster innovation. Teradata’s products and services are composed of software, hardware, and related business consulting and support services. Its on-premises platforms include the Teradata hardware products that are within the scope of this Report. As of December 31, 2023, Teradata operated 44 facilities in 30 countries and employed approximately 6,500 people worldwide. Teradata owns its San Diego campus while all other facilities are leased.

2.Products Overview

During 2023, Teradata did not manufacture any of its hardware products. The equipment (excluding software) comprising Teradata’s products typically includes electronic computer processors, boards, servers, data storage, power supplies, cabinetry, and related tangible components. Collectively, the tangible components of those products are referred to in this Report as Teradata “hardware” or Teradata “hardware products.” Other products, including third-party equipment, that Teradata does not contract to manufacture are outside the scope of this Report.

Teradata engineers, designs, and establishes specifications for Teradata hardware products, leveraging components from industry leaders and using industry-standard technologies selected and configured to work optimally with other hardware components and software. All Teradata hardware products manufactured during 2023 for distribution were manufactured by its sole-source electronics manufacturing services provider, Flex Ltd. (“Contract-Manufacturer”). Teradata has determined that certain hardware products that were purchased from its Contract-Manufacturer in 2023 contain Necessary Conflict Minerals.

3.Supply Chain Overview
The Contract-Manufacturer manufactured and assembled Teradata’s hardware products and initiated distribution of those products from the United States. Teradata’s hardware products purchased from the Contract-Manufacturer include components and materials from multiple upstream suppliers, supplier-tiers and sources across the world. Teradata is multiple supplier-tiers downstream from the SORs that provide materials used in the supply chain for Teradata hardware components. Teradata has had no direct relationships with SORs, and has had no direct presence, direct business activities, or employees located in the Covered Countries.

4.Teradata's Due Diligence Framework
A.Establishment of Robust Company Ethics and Compliance Management Systems
•Teradata has maintained an Ethics and Compliance program and process for investigating, taking corrective actions, and reporting matters related to ethics, compliance, actual or suspected violations of policies and actual or suspected violations of law, including matters involving policies or laws that pertain to Conflict Minerals. The linkage between the Conflict Minerals compliance processes and broader Ethics and Compliance processes are described in the Conflict Minerals Policy.
◦Teradata’s Code of Conduct, Supplier Code of Conduct, and Business Partner Code of Conduct, which are publicly available on its website, includes provisions related to respecting and protecting human rights, including Conflict Minerals compliance provisions, and the principles of the RBA Code of Conduct and UN Global Compact.
◦Teradata has, by reference or incorporation in various training materials (including as part of its annual Code of Conduct training), included Conflict Minerals, human rights, and third-party due-diligence awareness and compliance.
◦Teradata maintains the Teradata Ethics Helpline (i.e., a whistleblower hotline) through which anyone may report Teradata-related actual or suspected violations of policies or laws or raise Teradata-related issues for review and guidance and may do so on an anonymous and confidential basis. Anyone may report and seek guidance regarding Teradata-related matters that pertain to Conflict Minerals through Teradata’s Ethics Helpline.

B.Maintaining Transparency
•Teradata publishes an annual Environmental, Social and Governance (“ESG”) Report, which is publicly available on its website at www.teradata.com (“website”). The ESG Report includes references to the Policy and program, supply chain integrity initiatives, and initiatives to support and help protect human rights.
◦Teradata (i) has declared its support for and adopted the principles of the United Nations (“UN”) Global Compact, (ii) is a signatory to the UN Global Compact, (iii) is a financial supporter of the UN Global Compact, and (iv) submitted an UN Global Compact Communications on Progress.
◦Teradata supports the principles of the Responsible Business Alliance (“RBA”) Code of Conduct. The RBA Code of Conduct includes provisions regarding responsible sourcing of minerals consistent with the OECD Guidance or an equivalent recognized due diligence framework.
•Teradata has prepared this Report for 2023 to be filed with the SEC and posted on www.teradata.com.

5. Conflict Mineral's Due Diligence
A.Conflict Minerals Policy
Teradata has designed its Conflict Minerals Policy and associated due diligence processes to support and align with the RMI and RMAP frameworks and thereby with the five-step framework set forth in the Third Edition of the Organisation for Economic Co-operation and Development’s “Due Diligence Guidance for Responsible Supply Chains of Minerals from Conflict-Affected and High-Risk Areas” and the supplements thereto (the “OECD Guidance”).

The Conflict Minerals Policy (the “Policy”), which is publicly available on its website, has been communicated to relevant personnel and is available to all Teradata employees via the website. Among other things, the Policy:
•authorizes and assigns responsibilities in relation to Conflict Minerals management;
•encourages respect and protection of human rights and the environment with its supply chain;
•fosters supply chain integrity, ethics, compliance and accountability, including with respect to Conflict Minerals, Conflict Minerals legal duties and Conflict Minerals industry and framework initiatives;
•prohibits knowing inclusion of DRC Region Conflict Minerals in its hardware products;

•establishes an escalation and corrective actions process in the event of actual or suspected Conflict Minerals compliance risks, exceptions, or violations;
•adopted procedures that Teradata’s Conflict Minerals initiatives and status are reviewed with Teradata senior management and, as needed, with the Audit Committee of Teradata’s Board of Directors; and
•adopted procedures and expectations that the Policy is reviewed and updated on an as-required basis to assure that any new legal developments are accounted for on a timely basis.
Teradata has included compliance requirements with Conflict Mineral provisions in certain relevant contracts with its Contract-manufacturer for Teradata hardware products.

B.Supply Chain Risk Identification and Assessment

•Teradata has communicated with the Contract-Manufacturer regarding Conflict Minerals surveying, tracking, reporting, expectations, and upstream key supplier communications with respect to direct suppliers of components for hardware that contain any Necessary Conflict Minerals.
•Teradata has reviewed relevant websites, statements, Conflict Minerals Policies and/or Conflict Minerals Reports of its Contract-Manufacturer SOR list regarding their stated Conflict Minerals initiatives, processes, Reasonable Country of Origin Inquiry (“RCOI” - defined below) inquiry processes and due diligence processes.
•Teradata has received and reviewed a RMI CMRT form for 2023, completed by the Contract-Manufacturer with respect to Teradata hardware products.
•Teradata designed its Conflict Minerals program and actions and determinations related to the Conflict Minerals program described in this Report, in good faith, to meet Reasonable Country of Origin Inquiry (“RCOI” - defined below) requirements of the Rule and OECD Guidance.
•Teradata has, through its participation in and support of the RMI, helped make Conflict Minerals training, guidance, and resources available to its employees, suppliers, and others.

C.Conflict Minerals Analysis

Based upon a review of Teradata’s product categories and the information it has received from the RMI Conflict Minerals Reporting Template (“CMRT”), Teradata has concluded that (i) certain Teradata hardware products purchased during 2023 contain Necessary Conflict Minerals; and (ii) the Necessary Conflict Minerals included in Teradata hardware products may or may not have originated from the Covered Countries and (iii) the Necessary Conflict Minerals included in Teradata hardware products did not originate exclusively from recycled or scrap resources.

Teradata also determined that its Contract-Manufacturer (i) has a Conflict Minerals Policy for its suppliers, which is publicly available at www.flex.com; (ii) is a member of the RMI and uses the RMI CMRT in connection with its Conflict Minerals program; and (iii) is subject to the Rule and has annually filed a Form SD and accompanying Conflict Minerals report, which are available on the Securities and Exchange Commission’s (“SEC”) website at www.sec.gov.

During 2023, 57 suppliers, including the Contract-Manufacturer and its affiliates (“key suppliers”), directly provided hardware components and materials for Teradata hardware products, of which 40 suppliers provide components and or materials that contain Necessary Conflict Minerals. It was determined that 17 of such suppliers solely provide components or materials that do not contain any Necessary Conflict Minerals or are outside the scope, such as components or materials that are solely plastic, non-metallic fasteners, aluminum, packaging, test media, documentation, ink or a label.

D.Reasonable Country of Origin Inquiry (“RCOI”)

Form SD requires Registrants to conduct, in good faith, a “Reasonable Country of Origin Inquiry,” or “RCOI,” with respect to its Necessary Conflict Minerals. The purpose of the RCOI is to determine whether any of the Registrant’s Necessary Conflict Minerals originated in a Covered Country or are from recycled or scrap sources.

The Contract-Manufacturer reported the following with respect to Teradata hardware products manufactured during 2023:

•40 key suppliers of components for Teradata hardware products were surveyed regarding Necessary Conflict Minerals using the RMI framework.

•As of May 23, 2024, out of the 40 key suppliers surveyed responses, 31 were deemed complete, 8 were open (e.g., awaiting responses or supplemental responses), and 1 was rejected (e.g., identity of SORs not provided or deemed to be invalid).

We have been working with our contract-manufacturer to address open and rejected surveys. At the time of this publication, 8 supplier surveys remained open, and 1 was rejected for smelter sourcing concerns. Teradata and the contract manufacturer will focus on closing the outstanding supplier surveys using documented due diligence procedures set forth in the Conflict Minerals Policy.

The RMI CMRT completed by the Contract-Manufacturer for 2023 regarding Teradata hardware products includes the following as of May 23, 2024:

•the Necessary Conflict Minerals contained for the manufacture of Teradata’s hardware products;
•the Necessary Conflict Minerals in Teradata hardware products may or may not have originated from the Covered Countries and did not originate exclusively from recycled or scrap sources;
•Conflict Mineral data/information received does not represent 100% of key suppliers of Necessary Conflict Minerals used in Teradata hardware products;
•all SORs of the Necessary Conflict Minerals in Teradata hardware products have not yet been identified;
•all SORs information received by Teradata’s Contract-Manufacturer has been reported in a consolidated CMRT for Teradata; and
•the Contract-Manufacturer has a policy in place that addresses Conflict Minerals sourcing, which is publicly available at www.flex.com and states that Flex:
◦expects that its supplier’s source from socially responsible suppliers;
◦expects that its suppliers have policies and procedures in place to ensure that products and parts supplied to Flex are DRC conflict-free;
◦expects that its suppliers provide all necessary due diligence information to confirm that all Conflict Minerals supplied to Flex are DRC conflict-free;
◦expects that its suppliers pass these requirements onto their supply chain; and
◦states that compliance with these requirements are taken into consideration when selecting and retaining suppliers.

Teradata’s hardware Contract-Manufacturer identified 371 SORs and their location sources through direct supplier surveys and/or submitted CMRT for the hardware products purchased in 2023. Annex I of this Report includes a list of source countries for each of the Conflict Minerals identified through that process. The audit status of the 371 identified 3TG SORs are as follows:

RMI Audit Status	RMI Audit Status Description	SORs	%
Conformant	Independently assessed and found conformant with the relevant RMAP Due Diligence Standards	232	62.53%
Active	Engaged in the program with a scheduled or in-progress RMI assessment but not yet conformant	10	2.7%
In Communication	Not yet active but in communication with the RMI and/or member company	0	0%
Communication Suspended - Not Interested	Facility has strongly communicated a lack of interest in participation	6	1.62%
Non-Conformant	Independently assessed and found non-conformant with the relevant RMI standard	31	8.36%
Outreach Required	Outreach needed by RMI member companies to contact entity and encourage their participation to undergo an RMI assessment	62	16.71%
Not Applicable	Not eligible for an RMI Assessment	8	2.16%
RMI Due Diligence Review – Unable to Proceed	Facilities that have not met the threshold for Due Diligence Vetting Process after a period of 6 month	22	5.93%

Among the identified 371 SOR declarations provided by the Contract-Manufacturer, approximately 63% have been certified as conformant with the RMAP Due Diligence Standards (“RMAP Conformant”).

Due to the many company-wide declarations and the multiple levels of suppliers in Teradata’s Contract-Manufacturer's supply chain, Teradata is unable to determine with certainty at this time which SORs, or which countries of origin listed, provide the specific Necessary Conflict Minerals used in the products it purchases.

E.Teradata’s Responses to Identified Risks

Teradata subsequently reviewed and analyzed RMI/RMAP data regarding its Contract-Manufacturer's list of identified SORs for adverse discrepancies versus the information reported by the Contract-Manufacturer. Teradata also engaged in subsequent follow-ups with the Contract-Manufacturer to collect updated supplier information from supplier surveys. The Contract-Manufacturer provided explanations and information about due diligence procedures for outstanding supplier surveys. Teradata did not detect any adverse discrepancies through the review and analysis of provided supplier information. The actions and determinations relevant to RCOI set forth above in this Report, the information provided by the Contract-Manufacturer from which Teradata derived the information in Annex I, the review of that information, reflect and summarize Teradata’s RCOI process and results for Teradata hardware products manufactured during 2023.

F.Continued Risk Mitigation

Teradata continues to build upon its Conflict Minerals program attributes and activities set forth in this Report. Specifically, during 2023:

•continued to include compliance with the Policy, Code of Conduct, Supplier Code of Conduct, Business Partner Code of Conduct and the principles of the RBA Code of Conduct and the UN Global Compact and included information about such items in the annual all-employee ethics and compliance training and/or other employee training materials;
•continued to report relevant information regarding Conflict Mineral requirements, compliance, and status to its senior management and with the Audit Committee of its Board of Directors as needed; and
•continued to monitor legal developments and guidance related to Conflict Minerals compliance (including with respect to the Conflicts Minerals Rule and related SEC interpretive guidance) and considered and/or applied relevant developments to its Conflict Minerals program.

In addition, on an ongoing basis, Teradata:
•maintains information and materials on its website;
•maintains inquiries regarding Necessary Conflict Minerals as part of its compliance due diligence questionnaire template for merger-and-acquisition candidates;
•continues to be a member of the RMI and financially supports the RMI through paying the RMI membership fees; and
•maintains direct access to RMI participant data, enabling it to take measures to verify related data reported by the Contract-Manufacturer and to review relevant data to identify red flags and other indication of risks, rather than relying solely on the Contract-Manufacturer to identify and report such risks.

ANNEX I
Conflict Minerals Report Data
Provided to Teradata Corporation
For the Year Ended December 31, 2023
IDENTIFIED COUNTRIES/PLACES OF ORIGIN FOR NECESSARY CONFLICT MINERALS

GOLD (46)	TANTALUM (12)	TIN (19)	TUNGSTEN (11)
ANDORRA	BRAZIL	BOLIVIA (PLURINATIONAL STATE OF)	AUSTRIA
AUSTRALIA	CHINA	BRAZIL	BRAZIL
AUSTRIA	ESTONIA	CHINA	CHINA
BELGIUM	GERMANY	CONGO, DEMOCRATIC REPUBLIC OF THE	GERMANY
BRAZIL	INDIA	INDIA	JAPAN
CANADA	JAPAN	INDONESIA	KOREA, REPUBLIC OF
CHILE	KAZAKHSTAN	JAPAN	PHILIPPINES
CHINA	MEXICO	MALAYSIA	RUSSIAN FEDERATION
COLOMBIA	RUSSIAN FEDERATION	MYANMAR	TAIWAN, PROVINCE OF CHINA
CZECHIA	RWANDA	PERU	UNITED STATES OF AMERICA
FRANCE	THAILAND	PHILIPPINES	VIETNAM
GERMANY	UNITED STATES OF AMERICA	POLAND
GHANA		RUSSIAN FEDERATION
INDIA		RWANDA
INDONESIA		SPAIN
ITALY		TAIWAN, PROVINCE OF CHINA
JAPAN		THAILAND
KAZAKHSTAN		UNITED STATES OF AMERICA
KOREA, REPUBLIC OF		VIETNAM
KYRGYZSTAN
LITHUANIA
MALAYSIA
MAURITANIA
MEXICO
NETHERLANDS
NEW ZEALAND
NORWAY
PHILIPPINES
POLAND
PORTUGAL
RUSSIAN FEDERATION
SAUDI ARABIA
SINGAPORE
SOUTH AFRICA
SPAIN

SUDAN
SWEDEN
SWITZERLAND
TAIWAN, PROVINCE OF CHINA
THAILAND
TURKEY
UGANDA
UNITED ARAB EMIRATES
UNITED STATES OF AMERICA
UZBEKISTAN
ZIMBABWE